UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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WALTER ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WALTER ENERGY, INC.

4211 W. Boy Scout Blvd.

Tampa, Florida 33607

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 20, 2011

This proxy statement supplement, dated April 6, 2011, supplements the Proxy Statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2011 relating to the Annual Meeting of Stockholders of Walter Energy, Inc. (the “Company”) to be held on Wednesday, April 20, 2011 at 10 a.m., local time, at the Wynfrey Hotel, 1000 Riverchase Galleria, Birmingham, Alabama 35244.  The purpose of this supplement is to provide subsequent information regarding Proposal 2 — Election of Three Additional Directors, which is described on pages 9 to 11 of the Proxy Statement.

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on April 6, 2011 (the “Form 8-K”), on April 1, 2011, the Company completed its acquisition of all of the outstanding common shares of Western Coal Corp. pursuant to, and consummated the other transactions contemplated by, the terms and conditions of the Arrangement Agreement entered into between the Company and Western Coal Corp. on December 2, 2010 (the “Arrangement Agreement”).

As also disclosed in the Form 8-K, in connection with the consummation of such transactions and as contemplated by the Arrangement Agreement, on April 1, 2011, the number of directors that shall constitute the Board of Directors of the Company was increased by three to a total of ten and the following persons were appointed to the Board of Directors:  Mr. David R. Beatty, Mr. Keith Calder and Mr. Graham Mascall.  In addition, as disclosed in the Form 8-K, Mr. Calder was appointed as Chief Executive Officer of the Company.

Accordingly, all of the conditions set forth in Proposal 2 upon which the election of each of the additional director nominees named in the Proposal was contingent have now been satisfied.